Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this 2008 Annual Report on Form 10-K of ENB Financial Corp, in the Registrant’s Registration Statement on Form S-8, related to the Employee Stock Purchase Plan, filed with the Security and Exchange Commission on July 9, 2008, and in the Registrant’s Registration Statement on Form S-3, related to the Dividend Reinvestment and Stock Purchase Plan, filed with the SEC (Registration No. 333-152211) on our report dated March 9, 2009, which is included in this Annual Report on Form 10-K for the fiscal year ending December 31, 2008.

/s/ S.R. SNODGRASS, A.C.

Wexford, Pennsylvania
March 12, 2009

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